Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS SECOND QUARTER 2025 RESULTS
Strong demand and record pricing for MPC land, along with solid Operating Assets performance, support robust full-year outlook and revised upward guidance

THE WOODLANDS, Texas, August 6, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” “Howard Hughes,” or “we”) today announced operating results for the second quarter ended June 30, 2025. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Second Quarter 2025 Highlights:

–Net loss from continuing operations per diluted share of $(0.22), including a $(0.66) GAAP loss, net of tax, on a sale of MUD receivables—compares to net income from continuing operations of $0.95 in the prior-year period
–Pershing Square Holdco, L.P. and its wholly owned subsidiary, Pershing Square Capital Management, L.P. (collectively, “Pershing Square”) purchased $900 million of newly issued HHH stock at $100 per share, providing capital to fund future acquisitions of high-growth, public and private companies and transforming HHH into a diversified holding company
–Adjusted Operating Cash Flow of $91 million or $1.64 per diluted share
–Full-year 2025 Adjusted Operating Cash Flow guidance raised to $410 million or $7.32 per diluted share—an increase of $60 million or $0.32 per share
–Master Planned Community (MPC) EBT of $102 million, driven by the sale of 111 residential acres at a record average price of $1.35 million per acre—full-year EBT guidance raised $55 million to $430 million
–Closed on the sale of additional MUD receivables, enhancing liquidity and generating proceeds of $180 million
–Total Operating Assets Net Operating Income (NOI) of $69 million increased 5% year-over-year led by record NOI performance in office and multifamily—full-year NOI guidance raised $5 million to $267 million
–Contracted to sell 17 condo units for a total value of $35 million and in late June launched pre-sales at Melia and ‘Ilima—the 12th and 13th condo developments at Ward Village® located on the most sought-after site on O’ahu’s South Shore; Pre-sales on these two towers commenced at the end of June with strong initial demand

“In the second quarter, Pershing Square invested $900 million into Howard Hughes in exchange for nine million newly issued shares of HHH stock,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “This represented a significant milestone for the Company, and we continue to evaluate opportunities to deploy this capital. Over time, we expect HHH will be transformed into a premier diversified holding company, with our portfolio of master planned communities at its foundation.

“As demonstrated this quarter, HHH is firmly positioned to generate substantial positive cash flow now and into the future. Following the successful spinoff of Seaport Entertainment, the Company is fully dedicated to maximizing cash generation for further development of its award-winning MPCs and to fund its diversification strategy. This focus is underpinned by our projected record recurring Adjusted Operating Cash Flow from MPC land sales and Operating Assets, which we anticipate will continue to strengthen. Additionally, a robust pipeline of condo tower completions is expected to deliver significant incremental cash flow over the next five years. In combination with our direct access to Pershing Square’s renowned investment expertise and proven track record, HHH is exceptionally well positioned to drive growth and deliver enhanced value creation for shareholders in the years to come.

“Financially, we delivered strong results and further strengthened our balance sheet through the closing of several key financing transactions. From an operational perspective, we achieved another exceptional quarter, with strong MPC EBT and solid year-over-year Operating Assets NOI growth. We also had a successful quarter in the capital markets, closing on the largest MUD receivable sale in history and generating cash proceeds of $180 million. In addition, we completed two significant financings which reduced 2025 debt maturities by approximately $150 million.

“In our MPCs, despite some softening in the national housing market, we experienced strong financial performance led by the sale of 111 residential acres at an impressive record average price of $1.35 million per acre. In Operating Assets, we continued to produce robust results with record NOI in office and multifamily and strong leasing rates across each property type. With our positive expectations for the second half of the year, we now expect to deliver record full-year 2025 MPC EBT of $430 million, representing a meaningful increase of $55 million compared to our previous estimates. In Operating Assets, we anticipate record full-year NOI of $267 million, or a $5 million increase compared to our initial guidance. Overall, we remain bullish on our full-year outlook and have raised our Adjusted Operating Cash Flow guidance expectations to approximately $410 million—or an increase of $60 million.

“In Strategic Developments, we recently launched pre-sales for residences at Melia and ‘Ilima, our newest condo developments at Ward Village. Designed by world-renowned architect Robert A.M. Stern Architects, with interiors by acclaimed design studio Champalimaud Design and landscape design by VITA Planning & Landscape Architecture, these future towers are undoubtedly the most highly anticipated condominiums to ever come to market in Honolulu. Boasting grand estate-style residences, resort-level amenities, and unrivaled front-row views of Ala Moana Beach and Diamond Head, demand thus far has been exceptional. The appeal of ‘Ilima is further enhanced by our partnership with Discovery Land Company, which will provide unparalleled amenities and services, cultivating an exclusive, members-only environment for residents and their families.”

Financial Highlights

Total Company
–Net loss from continuing operations was $12.1 million, or $(0.22) per diluted share in the quarter, compared to net income from continuing operations of $47.4 million, or $0.95 per diluted share in the prior-year period. The current quarter’s results were impacted by a $36.3 million, or $(0.66) per diluted share GAAP loss, net of tax, on the sale of MUD receivables which accelerated their collection and generated $180 million of cash proceeds which was used to pay down the Bridgeland Notes.
–In May, the Company announced the purchase of 9,000,000 new shares of HHH stock by Pershing Square at a price of $100 per share, or a 48% premium to the closing stock price on May 2, 2025. This capital infusion, which brings Pershing Square’s ownership in HHH to 46.9%, will be used to acquire high-quality, public and private companies and transform the Company into a diversified holding company.
–The Company maintained a strong liquidity position with $1.4 billion of cash and cash equivalents, representing a significant increase due to the $900 million investment from Pershing Square, and $1.4 billion of undrawn lender commitments available to be drawn for property development, and limited near-term debt maturities.

MPC
–MPC EBT, which totaled $102.4 million in the second quarter, declined 17% compared to $123.2 million in the prior-year period primarily due to the timing of land sales which are inherently lumpy from quarter to quarter. Due to strong homebuilder demand for new acreage in HHH’s markets, land sales are expected to materially increase in the third quarter and ultimately contribute to record full-year EBT of $430 million.
–The average price per acre of residential land sold was approximately $1.35 million, a new record, up $0.3 million per acre from our previous record, representing a 29% year-over-year increase. This achievement included record average prices for Summerlin® superpads of $1.6 million and lots sold in Bridgeland® of $648,000, as well as two custom lots sold at Astra--the Company’s newest luxury community in Summerlin--for an average of $7.7 million per acre.
–Land sales declined $29.7 million year-over-year, primarily due to the timing of superpad sales in Summerlin and lot deliveries in Bridgeland. During the quarter, 111 residential acres were sold compared to 164 acres in the prior year.
–New homes sold in HHH’s communities totaled 487 units, representing a 16% year-over-year reduction primarily due to lower available new home inventory and mix of homes available for sale in Summerlin, as well as some regulatory delays in Bridgeland which are expected to resolve in the second half of the year.

Operating Assets
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, was $68.9 million in the quarter, representing a $3.4 million or 5% improvement compared to $65.4 million in the prior year.
–Office NOI of $35.2 million represented a 6% year-over-year increase and a new quarterly record. The increase was primarily due to strong leasing activity and abatement expirations at various properties in The Woodlands®, Merriweather District, and Summerlin—most notably at 9950 Woodloch Forest, 6100 Merriweather, and 1700 Pavilion—partially offset by decreases related to lower occupancy at certain properties in Merriweather District and The Woodlands. During the quarter, HHH executed new or expanded office leases totaling 208,000 square feet, and the stabilized office portfolio was 89% leased.
–Multifamily NOI of $16.9 million represented a 19% increase compared to the prior year and a new quarterly record. The increase was primarily due to continued strong lease-up at Tanager Echo in Summerlin, Marlow in Merriweather District, and Wingspan in Bridgeland. At quarter end, the stabilized multifamily portfolio was 97% leased.
–Retail NOI of $13.4 million represented a 7% year-over-year decline due to the non-recurring collection of tenant reserves in Ward Village during the prior year. Excluding the impact of this prior-year collection, NOI would have increased 1% year-over-year. Summerlin experienced modest year-over-year NOI growth, driven largely by ongoing tenant upgrades in Downtown Summerlin associated with its 10-year anniversary. Significant progress has been made in leasing with approximately 17,000 square feet of retail space available. At quarter end, the stabilized retail portfolio was 96% leased.
–In May, the Company acquired 10101 Woodloch Forest Drive, a vacant Class A office building encompassing 186,000 rentable square feet and a 700-space parking garage situated on 1.6 acres in The Woodlands. The property, which was recently renamed 7 Waterway, was purchased for $16.3 million. This transaction significantly increases the Company's portfolio in The Woodlands Town Center, with the asset anticipated to deliver double-digit returns upon stabilization. Over the long term, the location represents a valuable covered land play offering substantial potential for value creation through future redevelopment.

Strategic Developments
–Contracted to sell 17 condominium units in Hawai‘i representing $35.2 million of future revenue, including 15 units at The Launiu, making this development project 67% pre-sold at quarter end. Construction is expected to commence on The Launiu later in 2025.
–Total pre-sales at HHH’s condominium projects under construction were unchanged in the second quarter, with Ulana 100% pre-sold, The Park Ward Village 97% pre-sold, Kalae 93% pre-sold, and The Ritz-Carlton Residences, The Woodlands 70% pre-sold. The majority of the remaining units at the Ritz-Carlton, The Woodlands are being held off the market in an effort to capture incremental value closer to the project’s completion.
–Completed construction on the redevelopment of Grogan’s Mill Retail Center in The Woodlands. At quarter end, this 31,000-square-foot retail center was 55% leased with an additional 19% in LOI or lease negotiations.
–In late June, pre-sales commenced for Melia and ‘Ilima—two new Ward Village condominiums located directly across from Ala Moana Beach. Melia will encompass 220 upscale homes, while ‘Ilima—which is being developed in partnership with Discovery Land Company—will feature 148 grand residences. Demand for these front row towers has been strong with all pre-sold units within their contractual 30-day rescission periods at quarter end.

Financing Activity
–In May, the Company transferred the reimbursement rights for $147.0 million of existing MUD receivables and $14.1 million of related accrued interest, as well as $95.9 million of anticipated future MUD receivables, for total cash consideration of $180.0 million, resulting in a GAAP loss of $48.2 million. Proceeds from the MUD sales were used to pay down the Bridgeland Notes to a balance of $85.0 million at the end of the second quarter, leaving $515 million in undrawn capacity.
–Extended the Marlow construction loan to April 2027. The loan extension will bear interest at SOFR + 1.85% compared to the previous spread of 3.05%.
–Closed on a $75.0 million five-year mortgage for 1700 Pavilion. The interest-only non-recourse loan will bear interest at a fixed rate of 7.073% and was used to retire the previous construction loan that was scheduled to mature later in 2025.

Full Year 2025 Guidance

–Adjusted Operating Cash Flow is projected to range between $385 million and $435 million in 2025 with a mid-point of approximately $410 million or $7.32 per share. This represents an improvement of $60 million at the mid-point when compared to original guidance.
–MPC EBT is projected to be strong in 2025, aided by continued strong demand for new acreage from homebuilders and low inventories of vacant developed lots in our MPCs. As a result, residential land sales are expected to remain strong in the third quarter with a high concentration of superpad sales in Summerlin and lot deliveries in Bridgeland. Overall, 2025 MPC EBT is expected to be up 20% to 25% year-over-year with a mid-point of approximately $430 million. This represents an improvement of $55 million at the mid-point when compared to original guidance.
–Operating Assets NOI, including the contribution from unconsolidated ventures, is projected to benefit from continued growth in multifamily driven by increased occupancy at new multifamily developments, as well as year-over-year improvement in office related to strong leasing momentum and expiring rent abatements across the portfolio. Retail NOI is expected to be flat compared to 2025, primarily due to non-recurring collections of tenant reserves in Ward Village during 2024 and ongoing efforts on tenant upgrades in Downtown Summerlin associated with its 10-year anniversary. Overall, 2025 Operating Assets NOI is expected to be up 2% to 6% year-over-year with a mid-point of approximately $267 million. This represents an improvement of $5 million at the mid-point when compared to original guidance.
–Condo sales revenues have not changed and are projected to be approximately $375 million, driven entirely by the closing of units at Ulana in the fourth quarter. Because Ulana is a workforce housing tower, the Company does not expect to recognize any gross profit from the project.
–Cash G&A is projected to range between $76 million and $86 million in 2025—or a mid-point of $81 million—excluding approximately $15 million of anticipated non-cash stock compensation and $10 million of severance expense in the second quarter. This guidance contemplates approximately $10 million of Pershing Square’s base advisory fee, which is expected to be substantially offset by future savings resulting from a reduction in force and other cost reduction initiatives. Cash G&A does not contemplate Pershing Square variable advisory fees.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its second quarter 2025 earnings conference call on Thursday, August 7, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration webpage. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website immediately after the call for a period of one year.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended June 30,				Six Months Ended June 30,
$ in thousands	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Operating Assets NOI (1)
Office	$35,159	$33,221	$1,938	6%	$68,062	$63,819	$4,243	7%
Retail	13,394	14,453	(1,059)	(7)%	27,204	28,606	(1,402)	(5)%
Multifamily	16,872	14,163	2,709	19%	32,635	27,940	4,695	17%
Other	1,431	1,064	367	34%	2,973	2,530	443	18%
Dispositions (a)	—	442	(442)	(100)%	—	801	(801)	(100)%
Operating Assets NOI	66,856	63,343	3,513	6%	130,874	123,696	7,178	6%
Company's share of NOI from unconsolidated ventures	2,004	2,088	(84)	(4)%	9,552	7,310	2,242	31%
Total Operating Assets NOI	$68,860	$65,431	$3,429	5%	$140,426	$131,006	$9,420	7%

Projected stabilized NOI Operating Assets ($ in millions)					$353.3	$353.6	$(0.3)	—%

MPC
Acres Sold - Residential	111	164	(53)	(32)%	181	195	(14)	(7)%
Acres Sold - Commercial	—	—	—	NM	—	4	(4)	(100)%
Price Per Acre - Residential	$1,350	$1,044	$306	29%	$1,210	$973	$237	24%
Price Per Acre - Commercial	$—	$—	$—	NM	$—	$801	$(801)	(100)%
MPC EBT	$102,412	$123,241	$(20,829)	(17)%	$165,676	$147,492	$18,184	12%

Strategic Developments
Condominium rights and unit sales	$193	$—	$193	NM	$535	$23	$512	NM
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. through its wholly owned subsidiary, The Howard Hughes Corporation (HHC). Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Teravalis™ in the Greater Phoenix, Arizona area; Ward Village® in Honolulu, Hawaiʻi; and Merriweather District in Columbia, Maryland. HHC’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, HHC is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Forward-looking statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) our ability to realize the anticipated benefits of the transactions with Pershing Square and our new strategy; (ii) our inability to identify and consummate transactions as part of our new strategy of becoming a diversified holding company; (iii) risks inherent in acquiring or making investments in operating companies, especially companies in industries unrelated to our existing real estate business; (iv) our ability to realize the anticipated benefits of the spinoff of Seaport Entertainment Group Inc. that we completed in 2024, as well as other effects the spinoff may have on our ongoing business; (v) macroeconomic conditions such as volatility in capital markets, unstable economic and political conditions within the U.S. and foreign jurisdictions, geopolitical conflicts, and changes in trade policies and a prolonged recession in the national economy, including any adverse business or economic conditions in the homebuilding, condominium-development, retail, and office sectors; (vi) changes in trade policies, including tariffs or duties on construction or homebuilding materials, potential retaliatory actions by other countries, and related impacts on market conditions and business activity, (vii) our inability to obtain operating and development capital for our properties, including our inability to obtain or refinance debt capital from lenders and the capital markets; (viii) interest rate volatility and inflation; (ix) the availability of debt and equity capital; (x) our ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (xi) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal and policy interventions in anticipation of our reaction to such events, including increases in interest rates; (xii) mismatch of supply and demand, including interruptions of supply lines; (xiii) extreme weather conditions or climate change, including natural disasters, that may cause property damage or interrupt business; (xiv) the impact of water and electricity shortages; (xv) contamination of our property by hazardous or toxic substances; (xvi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xvii) losses that are not insured or exceed the applicable insurance limits; (xviii) our ability to lease new or redeveloped space; (xix) our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments; (xx) increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties; (xxi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xxii) regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes, and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as potential defaults by purchasers on their obligations to purchase condominiums; (xxiii) fluctuations in regional and local economies, the impact of changes in interest rates on residential housing and condominium markets, local real estate conditions, tenant rental rates, and competition from competing retail properties and the internet; (xxiv) inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; (xxv) our ability to attract and retain key personnel; (xxvi) our ability to collect rent and attract tenants; (xxvii) our indebtedness, including our $750,000,000 5.375% Senior Notes due 2028, $650,000,000 4.125% Senior Notes due 2029 and $650,000,000 4.375% Senior Notes due 2031, contain restrictions that may limit our ability to operate our business; (xxviii) our directors’ involvement or interests in other businesses, including real estate activities and investments; (xxix) our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners; (xxx) our dependence on the operations and funds of our subsidiaries, including The Howard Hughes Corporation; (xxxi) catastrophic events or geopolitical conditions, such as international armed conflicts, or the occurrence of epidemics or pandemics; and (xxxii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Contacts

Media Relations:
Cristina Carlson
Howard Hughes
cristina.carlson@howardhughes.com
646-822-6910

Francis McGill
Pershing Square
McGill@persq.com
212-909-2455

Investor Relations:
investorrelations@howardhughes.com
281-929-7700

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
thousands except per share amounts	2025	2024	2025	2024
REVENUES
Condominium rights and unit sales	$193	$—	$535	$23
Master Planned Communities land sales	125,041	154,790	196,683	187,205
Rental revenue	111,092	105,479	219,505	206,848
Other land, rental, and property revenues	10,416	10,294	20,060	20,405
Builder price participation	14,138	12,905	23,425	25,471
Total revenues	260,880	283,468	460,208	439,952

EXPENSES
Condominium rights and unit cost of sales	811	—	1,053	3,861
Master Planned Communities cost of sales	45,178	57,768	70,392	70,672
Operating costs	50,518	49,565	101,307	98,571
Rental property real estate taxes	15,365	15,110	30,664	29,315
Provision for (recovery of) doubtful accounts	542	256	386	137
General and administrative	34,552	22,356	56,988	44,068
Depreciation and amortization	44,325	46,571	89,464	90,745
Other	4,273	3,868	9,070	7,686
Total expenses	195,564	195,494	359,324	345,055

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	1,656	—	15,385	4,794
Other income (loss), net	885	490	(482)	1,381
Total other	2,541	490	14,903	6,175

Operating income (loss)	67,857	88,464	115,787	101,072

Interest income	10,331	5,999	16,449	13,929
Interest expense	(43,694)	(39,611)	(84,788)	(78,795)
Gain (loss) on extinguishment of debt	(307)	(198)	(307)	(198)
Gain (loss) on sale of MUD receivables	(48,197)	—	(48,197)	—
Equity in earnings (losses) from unconsolidated ventures	(1,887)	6,255	(567)	(2,600)
Income (loss) from continuing operations before income taxes	(15,897)	60,909	(1,623)	33,408
Income tax expense (benefit)	(3,821)	13,542	(385)	7,041
Net income (loss) from continuing operations	(12,076)	47,367	(1,238)	26,367
Net income (loss) from discontinued operations, net of taxes	—	(26,309)	—	(57,776)
Net income (loss)	(12,076)	21,058	(1,238)	(31,409)
Net (income) loss attributable to noncontrolling interests	(68)	34	(373)	24
Net income (loss) attributable to common stockholders	$(12,144)	$21,092	$(1,611)	$(31,385)

Basic income (loss) per share — continuing operations	$(0.22)	$0.95	$(0.03)	$0.53
Diluted income (loss) per share — continuing operations	$(0.22)	$0.95	$(0.03)	$0.53

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	June 30, 2025	December 31, 2024
ASSETS
Master Planned Communities assets	$2,564,180	$2,511,662
Buildings and equipment	3,873,754	3,841,872
Less: accumulated depreciation	(1,016,906)	(949,533)
Land	304,290	302,446
Developments	1,705,973	1,341,029
Net investment in real estate	7,431,291	7,047,476
Investments in unconsolidated ventures	164,461	169,566
Cash and cash equivalents	1,441,026	596,083
Restricted cash	357,803	402,420
Accounts receivable, net	121,454	105,185
Municipal Utility District (MUD) receivables, net	389,828	463,799
Deferred expenses, net	140,868	139,350
Operating lease right-of-use assets	5,532	5,806
Other assets, net	245,416	281,551
Total assets	$10,297,679	$9,211,236

LIABILITIES
Mortgages, notes, and loans payable, net	$5,223,852	$5,127,469
Operating lease obligations	5,338	5,456
Deferred tax liabilities, net	139,733	142,100
Accounts payable and other liabilities	1,217,112	1,094,437
Total liabilities	6,586,035	6,369,462

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 65,883,495 issued, and 59,363,221 outstanding as of June 30, 2025, 56,610,009 shares issued, and 50,116,150 outstanding as of December 31, 2024	659	566
Additional paid-in capital	4,450,854	3,576,274
Retained earnings (accumulated deficit)	(187,604)	(185,993)
Accumulated other comprehensive income (loss)	(724)	1,968
Treasury stock, at cost, 6,520,274 shares as of June 30, 2025, and 6,493,859 shares as of December 31, 2024	(618,507)	(616,589)
Total stockholders' equity	3,644,678	2,776,226
Noncontrolling interests	66,966	65,548
Total equity	3,711,644	2,841,774
Total liabilities and equity	$10,297,679	$9,211,236

Segment Earnings Before Taxes (EBT)

The Company has three business segments, Operating Assets, MPC, and Strategic Developments. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2025	2024	$ Change	2025	2024	$ Change
Operating Assets Segment EBT
Total revenues	$116,446	$110,760	$5,686	$230,448	$217,760	$12,688
Total operating expenses	(49,467)	(47,610)	(1,857)	(98,284)	(93,764)	(4,520)
Segment operating income (loss)	66,979	63,150	3,829	132,164	123,996	8,168
Depreciation and amortization	(42,305)	(41,811)	(494)	(85,428)	(83,651)	(1,777)
Interest income (expense), net	(34,173)	(34,165)	(8)	(68,391)	(67,107)	(1,284)
Other income (loss), net	634	542	92	438	950	(512)
Equity in earnings (losses) from unconsolidated ventures	(325)	336	(661)	4,318	6,153	(1,835)
Gain (loss) on sale or disposal of real estate and other assets, net	(1)	—	(1)	9,978	4,794	5,184
Gain (loss) on extinguishment of debt	(307)	(198)	(109)	(307)	(198)	(109)
Operating Assets segment EBT	$(9,498)	$(12,146)	$2,648	$(7,228)	$(15,063)	$7,835

Master Planned Communities Segment EBT
Total revenues	$143,701	$172,181	$(28,480)	$228,155	$221,056	$7,099
Total operating expenses	(57,694)	(70,883)	13,189	(95,899)	(95,932)	33
Segment operating income (loss)	86,007	101,298	(15,291)	132,256	125,124	7,132
Depreciation and amortization	(88)	(108)	20	(199)	(218)	19
Interest income (expense), net	18,107	16,168	1,939	34,893	31,414	3,479
Other income (loss), net	35	—	35	35	—	35
Equity in earnings (losses) from unconsolidated ventures	(1,649)	5,883	(7,532)	(5,059)	(8,828)	3,769
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—	3,750	—	3,750
MPC segment EBT	$102,412	$123,241	$(20,829)	$165,676	$147,492	$18,184

Strategic Developments Segment EBT
Total revenues	$714	$509	$205	$1,568	$1,102	$466
Total operating expenses	(5,186)	(4,206)	(980)	(9,552)	(12,860)	3,308
Segment operating income (loss)	(4,472)	(3,697)	(775)	(7,984)	(11,758)	3,774
Depreciation and amortization	(1,076)	(3,878)	2,802	(2,234)	(5,297)	3,063
Interest income (expense), net	4,633	4,594	39	9,279	8,618	661
Other income (loss), net	132	(17)	149	(1,130)	(14)	(1,116)
Equity in earnings (losses) from unconsolidated ventures	87	36	51	174	75	99
Gain (loss) on sale or disposal of real estate and other assets, net	1,657	—	1,657	1,657	—	1,657
Strategic Developments segment EBT	$961	$(2,962)	$3,923	$(238)	$(8,376)	$8,138

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the table below:

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2025	2024	$ Change	2025	2024	$ Change
Operating Assets Segment
Total revenues	$116,446	$110,760	$5,686	$230,448	$217,760	$12,688
Total operating expenses	(49,467)	(47,610)	(1,857)	(98,284)	(93,764)	(4,520)
Segment operating income (loss)	66,979	63,150	3,829	132,164	123,996	8,168
Depreciation and amortization	(42,305)	(41,811)	(494)	(85,428)	(83,651)	(1,777)
Interest income (expense), net	(34,173)	(34,165)	(8)	(68,391)	(67,107)	(1,284)
Other income (loss), net	634	542	92	438	950	(512)
Equity in earnings (losses) from unconsolidated ventures	(325)	336	(661)	4,318	6,153	(1,835)
Gain (loss) on sale or disposal of real estate and other assets, net	(1)	—	(1)	9,978	4,794	5,184
Gain (loss) on extinguishment of debt	(307)	(198)	(109)	(307)	(198)	(109)
Operating Assets segment EBT	(9,498)	(12,146)	2,648	(7,228)	(15,063)	7,835
Add back:
Depreciation and amortization	42,305	41,811	494	85,428	83,651	1,777
Interest (income) expense, net	34,173	34,165	8	68,391	67,107	1,284
Equity in (earnings) losses from unconsolidated ventures	325	(336)	661	(4,318)	(6,153)	1,835
(Gain) loss on sale or disposal of real estate and other assets, net	1	—	1	(9,978)	(4,794)	(5,184)
(Gain) loss on extinguishment of debt	307	198	109	307	198	109
Impact of straight-line rent	(373)	24	(397)	(1,533)	(823)	(710)
Other	(384)	(373)	(11)	(195)	(427)	232
Operating Assets NOI	66,856	63,343	3,513	130,874	123,696	7,178

Company's share of NOI from equity investments	2,004	2,088	(84)	3,947	4,068	(121)
Distributions from Summerlin Hospital investment	—	—	—	5,605	3,242	2,363
Company's share of NOI from unconsolidated ventures	2,004	2,088	(84)	9,552	7,310	2,242
Total Operating Assets NOI	$68,860	$65,431	$3,429	$140,426	$131,006	$9,420

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2025	2024	$ Change	2025	2024	$ Change
Same Store Office
Houston, TX	$23,188	$21,927	$1,261	$44,856	$42,170	$2,686
Columbia, MD	6,595	6,260	335	12,386	12,358	28
Las Vegas, NV	5,554	5,070	484	11,202	9,328	1,874
Total Same Store Office	35,337	33,257	2,080	68,444	63,856	4,588

Same Store Retail
Houston, TX	2,791	2,886	(95)	5,605	5,511	94
Columbia, MD	1,086	1,089	(3)	2,415	2,157	258
Las Vegas, NV	5,584	5,356	228	11,603	11,343	260
Honolulu, HI	3,706	5,061	(1,355)	7,209	9,274	(2,065)
Total Same Store Retail	13,167	14,392	(1,225)	26,832	28,285	(1,453)

Same Store Multifamily
Houston, TX	10,155	9,073	1,082	19,890	18,478	1,412
Columbia, MD	3,788	3,220	568	7,145	5,832	1,313
Las Vegas, NV	2,929	1,869	1,060	5,600	3,630	1,970
Company's share of NOI from unconsolidated ventures	1,817	1,839	(22)	3,538	3,840	(302)
Total Same Store Multifamily	18,689	16,001	2,688	36,173	31,780	4,393

Same Store Other
Houston, TX	997	1,062	(65)	2,064	2,017	47
Columbia, MD	(9)	(24)	15	(57)	427	(484)
Las Vegas, NV	312	198	114	632	442	190
Honolulu, HI	(52)	13	(65)	(28)	94	(122)
Company's share of NOI from unconsolidated ventures	187	249	(62)	6,014	3,470	2,544
Total Same Store Other	1,435	1,498	(63)	8,625	6,450	2,175
Total Same Store NOI	68,628	65,148	3,480	140,074	130,371	9,703

Non-Same Store NOI	232	283	(51)	352	635	(283)
Total Operating Assets NOI	$68,860	$65,431	$3,429	$140,426	$131,006	$9,420

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025	Year Ended December 31, 2024
thousands
General and administrative (G&A)	$34,552	$56,988	$91,752
Less: Non-cash stock compensation	(6,167)	(8,918)	(9,104)
Cash G&A	$28,385	$48,070	$82,648

Adjusted Condo Gross Profit

Adjusted condo gross profit is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of gross profit related to condominium sales closed in each period. This measure excludes costs in Condominium rights and unit cost of sales related to the remediation of construction defects at Waiea tower and costs related to a settlement agreement reached for the reimbursement of Waiea remediation costs.

	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025	Year Ended December 31, 2024
thousands
Condominium rights and unit sales	$193	$535	$778,616
Condominium rights and unit cost of sales	(811)	(1,053)	(582,574)
Less: Waiea settlement and remediation cost	—	—	15,091
Adjusted condo gross profit	$(618)	$(518)	$211,133

Adjusted Operating Cash Flow Performance Measure

We define Adjusted Operating Cash Flow as the sum of the following non-GAAP performance measures: MPC EBT, Operating Asset NOI, condo gross profit, and cash G&A expense—all of which we have been using to measure our performance and providing guidance on for several years—as well as net interest expense (adjusted for interest income already included in MPC EBT). We believe Adjusted Operating Cash Flow provides investors a straightforward measure to model the Company’s overall financial performance against guidance. Also, by focusing on the core business metrics of each segment, Adjusted Operating Cash Flow offers a straightforward reflection of our operational and cash generation capabilities while highlighting the key drivers of future growth.

thousands	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025	Year Ended December 31, 2024
Total Operating Assets NOI	$68,860	$140,426	$257,007
MPC EBT	102,412	165,676	349,134
Adjusted condo gross profit	(618)	(518)	211,133
Interest income (expense), net	(33,363)	(68,339)	(139,577)
Less MPC Interest (income) expense, net (a)	(18,107)	(34,893)	(60,473)
Cash G&A	(28,385)	(48,070)	(82,648)
Adjusted Operating Cash Flow Performance Measure	$90,799	$154,282	$534,576
(a)Represents interest income for the MPC segment, which is included in MPC EBT.

A reconciliation of Net income (loss) from continuing operations attributable to common stockholders to Adjusted Operating Cash Flow is presented in the table below:

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025		Year Ended December 31, 2024
thousands except per share amounts		(per diluted share)		(per diluted share)		(per diluted share)
Net income (loss) from continuing operations attributable to common stockholders	$(12,144)	$(0.22)	$(1,611)	$(0.03)	$285,926	$5.73

Adjustments to reconcile to Adjusted Operating Cash Flow Performance Measure:

Corporate Adjustments
Net (income) loss attributable to noncontrolling interests	68		373		(711)
Income tax expense (benefit)	(3,821)		(385)		80,184
Non-cash stock compensation expense	6,167		8,918		9,104
(Gain) loss on sale of MUD receivables	48,197		48,197		48,651
Other Corporate Items	5,093		10,528		17,236
Total	55,704	1.01	67,631	1.29	154,464	3.09

Operating Assets Adjustments
Depreciation and amortization	42,305		85,428		169,040
Equity in (earnings) losses from unconsolidated ventures	325		(4,318)		(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	1		(9,978)		(22,907)
(Gain) loss on extinguishment of debt	307		307		465
Impact of straight-line rent	(373)		(1,533)		(4,770)
Other	(384)		(195)		(306)
Company's share of NOI from unconsolidated ventures	2,004		9,552		11,552
Total	44,185	0.80	79,263	1.51	147,255	2.95

Strategic Developments Adjustments
Rental revenue	26		(33)		(459)
Other land, rental, and property revenues	(547)		(1,000)		(4,321)
Operating costs	3,760		7,336		17,670
Rental property real estate taxes	615		1,163		2,480
Depreciation and amortization	1,076		2,234		7,255
Other (income) loss, net	(132)		1,130		(90,534)
Equity in (earnings) losses from unconsolidated ventures	(87)		(174)		(251)
(Gain) loss on sale or disposal of real estate and other assets, net	(1,657)		(1,657)		—
Waiea settlement and remediation costs	—		—		15,091
Total	3,054	0.05	8,999	0.17	(53,069)	(1.06)

Adjusted Operating Cash Flow Performance Measure	$90,799	$1.64	$154,282	$2.94	$534,576	$10.71